Exhibit 99.1

Investor Contact	Media Contact
Olga Guyette, Director-Investor Relations	Carla Burigatto, VP-Communications
(781) 356-9763	(781) 348-7263
olga.guyette@haemonetics.com	carla.burigatto@haemonetics.com

Haemonetics Reports 4th Quarter and Fiscal 2020 Results;
Provides Update on Business Continuity and Impacts from COVID-19

Boston, MA, May 5, 2020 - Haemonetics Corporation (NYSE: HAE) reported financial results for its fourth quarter and fiscal 2020, which ended March 28, 2020:

	4th Quarter 2020	Fiscal 2020
Revenue, decrease / increase	$238 million, (4%)	$988 million, 2%
Revenue increase (organic)[1]	1%	6%
Earnings per diluted share	$0.34	$1.48
Adjusted earnings per diluted share	$0.69	$3.31
Cash flow from operating activities	$46 million	$158 million
Free cash flow before restructuring & turnaround[2]	$44 million	$139 million
[1]Organic growth excludes the impact of currency fluctuation, fiscal 2019 OrthoPAT® revenue due to the product end of life in Hospital and certain strategic exits within our plasma liquids solutions business.

[2]Free cash flow before restructuring & turnaround does not include net cash proceeds of $15.0 million from the sale of the Company’s Braintree corporate headquarters in the second quarter of fiscal 2020.

Chris Simon, Haemonetics’ CEO, stated: “The positive finish to fiscal 2020 is evidence that the steps we have taken over the past four years have strengthened Haemonetics to improve our trajectory. Our response to the COVID-19 pandemic speaks to our commitment to support our healthcare customers. Our robust product portfolio and strong financial health position us to adapt to changing market conditions, drive results, complete our turnaround and accelerate transformational growth.”

GAAP RESULTS

Fourth quarter fiscal 2020 revenue was $238.5 million, down 4.3%, and fiscal 2020 revenue was $988.5 million, up 2.2%, compared with the same periods of fiscal 2019. Business unit revenue and growth rates compared with the same periods of the prior year were as follows:

($ million)	4th Quarter 2020 Reported		Fiscal 2020 Reported
Plasma	$111.9	3.8%	$458.7	7.5%
Hospital	$ 45.8	(8.6%)	$193.4	0.6%
Blood Center	$ 76.6	(10.8%)	$317.8	(3.6%)
Net business unit revenue	$234.3	(3.9%)	$969.9	2.2%
Service	$ 4.2	(24.3%)	$ 18.6	(1.8%)
Total net revenue	$238.5	(4.3%)	$988.5	2.2%

Gross margin was 47.6% in the fourth quarter of fiscal 2020, up 300 basis points compared with the prior year fourth quarter. Gross margin for fiscal 2020 was 49.0%, up 580 basis points compared with fiscal 2019.

Operating expenses were $87.6 million in the fourth quarter of fiscal 2020 and $381.2 million in fiscal 2020, up $0.2 million and $47.2 million, respectively. Operating income in the fourth quarter of fiscal 2020 was $26.0 million, up $2.2 million or 9.0% when compared with the fourth quarter of fiscal 2019. Operating income in fiscal 2020 was $103.4 million, up $19.8 million or 23.7% when compared with fiscal 2019. The income tax rate was 20% in the fourth quarter of fiscal 2020 compared with 5% in the fourth quarter of fiscal 2019. The income tax rate in fiscal 2020 was 12% compared with 25% in fiscal 2019. Fourth quarter fiscal 2020 net income was $17.6 million, down $3.2 million or 15.4%, and earnings per diluted share was $0.34, down 15.0% when compared with the fourth quarter of fiscal 2019. Full year fiscal 2020 net income was $76.5 million, up $21.5 million or 39.1%, and earnings per diluted share was $1.48, up 42.3% when compared with fiscal 2019.

ADJUSTED RESULTS

Organic revenue for the fourth quarter and fiscal 2020 was up 0.7% and 6.3%, respectively, compared with the same periods of the prior year. Business unit organic revenue growth rates compared with the prior year periods were as follows:

($ million)	4th Quarter 2020 Organic	Fiscal 2020 Organic
Plasma	11.7%	13.8%
Hospital	0.3%	7.5%
Blood Center	(10.0%)	(2.9%)
Net business unit revenue	1.4%	6.5%
Service	(24.8%)	(0.4%)
Total net revenue	0.7%	6.3%

Plasma organic revenue growth in North America was 12.5% in the fourth quarter and 14.4% in fiscal 2020, including 11.8% and 11.5% growth in disposables, respectively. Within Hospital, organic revenue growth in the Hemostasis Management product line was 2.8% in the fourth quarter and 13.5% in fiscal 2020 compared with the same periods of the prior year.

Fourth quarter fiscal 2020 adjusted gross margin was 50.3%, up 320 basis points compared with the fourth quarter of the prior year. Adjusted gross margin for fiscal 2020 was 51.6%, up 410 basis points compared with fiscal 2019. Improvements in adjusted gross margin in both periods were driven by productivity savings, product mix and pricing.

Adjusted operating expenses in the fourth quarter of fiscal 2020 were $72.7 million, down $2.0 million or 2.7%. Adjusted operating expenses in fiscal 2020 were $292.8 million, down $1.3 million or 0.4%. The reduction in operating expenses, both in the fourth quarter and in fiscal 2020, was primarily driven by productivity savings, partially offset by continued investments in sales and marketing. Adjusted operating income for the fourth quarter of fiscal 2020 was $47.3 million, up $4.5 million or 10.5%, and adjusted operating margin was 19.8%, up 270 basis points when compared with the fourth quarter of fiscal 2019. Adjusted operating income in fiscal 2020 was $218 million, up $53 million or 32.1%, and adjusted operating margin was 22.0%, up 490 basis points when compared with fiscal 2019.

The adjusted income tax rates were 18% in the fourth quarter and 15% in fiscal 2020, compared with adjusted income tax rates of 22% and 18% in the same periods of fiscal 2019, respectively. The lower adjusted income tax rate in fiscal 2020 was due to the benefit of higher share vestings and option exercises primarily in the first half of the fiscal year.

Fourth quarter fiscal 2020 adjusted net income was $35.4 million, up $3.4 million or 10.7%, and adjusted earnings per diluted share was $0.69, up 13.1% when compared with the fourth quarter of fiscal 2019. Adjusted net income in fiscal 2020 was $171.3 million, up $44.5 million or 35.1%, and adjusted earnings per diluted share was $3.31, up 38.5% when compared with fiscal 2019. The adjusted earnings per diluted share for fiscal 2020 included a net benefit of $0.09 from lower adjusted income tax rate and lower share count partially offset by higher interest expense.

BALANCE SHEET AND CASH FLOW

The Company has a strong balance sheet and cash flow. Cash flow from operating activities was $158.2 million and free cash flow before restructuring and turnaround funding requirements was $139.4 million in fiscal 2020, compared with $159.3 million and $70.7 million, respectively, in fiscal 2019.

Cash on hand at March 28, 2020 was $137.3 million, a decrease of $32.0 million since March 30, 2019. During fiscal 2020, the Company realized net cash proceeds of $15.0 million upon the sale of its Braintree corporate headquarters, paid $35.0 million for an acquisition of intellectual property, drew down $45.0 million on its revolving credit line and utilized $175.0 million for share repurchase activity.

The Company has an existing credit facility of $700 million which does not mature until the first quarter of fiscal 2024. Total debt outstanding under the facility at the end of fiscal 2020 was $384 million with the majority of the principal payments weighted towards the end of the term. In April 2020 the Company borrowed an additional $150 million under the revolving credit line, increasing its cash on hand to nearly $300 million. The Company’s EBITDA leverage ratio remains low even after the incremental $150 million of borrowings, and the Company has an additional $140 million of undrawn capacity remaining under its revolving credit line.

SHARE REPURCHASE PROGRAM

As part of its previously announced $500 million share repurchase program, the Company repurchased a total of 1,482,554 of its common shares for $175 million in fiscal 2020 through multiple accelerated share repurchase agreements entered into during the fiscal year. While the Company has a remaining share repurchase authorization for $325 million, given the current environment, it will continue to be disciplined in its approach to ensure adequate cash on hand and will prioritize allocating capital to support its business needs first.

ASSET IMPAIRMENTS, ACCELERATED DEPRECIATION, RESTRUCTURING AND TURNAROUND COSTS AND DEAL AMORTIZATION

In fiscal 2020, the Company recognized an asset impairment and related charges of $51.2 million related to the divestiture of its Union, South Carolina manufacturing facility, operating assets and certain inventories to CSL Plasma Inc. In fiscal 2019, the Company incurred $21.2 million of asset impairments and other related charges primarily as a result of the write-off of a non-strategic production line in the Blood Center business.

The Company incurred accelerated depreciation and related charges of $5.8 million in the fourth quarter and $24.5 million in fiscal 2020 related to PCS2 devices in the Plasma business compared with $5.9 million and $19.1 million in the same periods of the prior year, respectively. As of the end of the fiscal 2020, the majority of the PCS2 devices have been fully depreciated.

The Company incurred restructuring and turnaround costs of $5.9 million in the fourth quarter and $19.4 million in fiscal 2020, compared with $6.4 million and $13.6 million in the same periods of fiscal 2019, respectively.

Additionally, the Company incurred deal amortization expenses of $8.1 million in the fourth quarter and $25.7 million in fiscal 2020. Similarly, these charges were $6.1 million and $24.8 million in the same periods of the prior year, respectively.

UPDATE ON BUSINESS CONTINUITY AND IMPACTS FROM COVID-19

Haemonetics has been closely managing the impacts of the ongoing COVID-19 pandemic and the health and safety of its stakeholders worldwide is a priority. The Company is focused on playing an active role during the crisis by supporting its customers in various ways, including areas of convalescent plasma and coagulopathy testing among COVID-19 patients.

The Company has robust business continuity plans in place and has not experienced an impact on the availability of its products. Due to the timing of the COVID-19 pandemic and its progression during the fourth quarter, Haemonetics experienced limited impact on its fiscal 2020 financial results. While the duration and additional implications of the pandemic remain uncertain, the Company believes it will see higher impacts from the COVID-19 pandemic on its fiscal 2021 results, when compared with the early impacts in February and March, driven by the continued effects of social distancing guidelines and stay at home orders, declines of elective surgeries, restricted vendor access at customer sites, reallocation of hospital resources to critical ICU needs and other changes that may still arise as a result of COVID-19.

Haemonetics’ portfolio of products plays an important role in critical areas of care and, while there may be near term fluctuations, the Company is confident that the underlying demand for plasma and blood products will stabilize. The Company views impacts from the pandemic as temporary and is taking various measures to address them, including enhanced safety protocols, inventory planning, scenario analysis and expense controls to ensure cash preservation.

Haemonetics will continue to take steps to provide business continuity and the highest level of service to its customers while ensuring the health and safety of its employees and protecting the interests of its shareholders.

FISCAL 2021 GUIDANCE

Given the uncertainty around the full impact and duration of the COVID-19 pandemic, and the nature and timing of the associated economic recovery, Haemonetics is not issuing annual guidance at this time. The Company is currently assessing potential scenarios for the macroeconomic impact of COVID-19 and the related effect on healthcare beyond the current quarter, informed by milestones and market indicators that unfold over the coming weeks. As a result the Company intends to issue guidance later in its fiscal year.

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss fourth quarter and fiscal 2020 results on Tuesday, May 5, 2020 at 8:00am EDT. Interested parties may participate by telephone by dialing (877) 848-8880 from within the U.S. or Canada or (716) 335-9512 from international locations, using the access code 7365511. Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/mmc/p/9xuva52i

The Company is posting this press release to its Investor Relations website, in addition to results analyses that will be referenced on the webcast. These analyses can be accessed by the following direct link: https://haemonetics.gcs-web.com/static-files/17b85651-7a72-4639-b0e1-268ac740e911

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the development and commercialization of, and regulatory approvals related to, the Company’s products, and plans or objectives related to the Operational Excellence Program, (ii) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, including with respect to the share repurchase program, (iii) the impact of the COVID-19 pandemic on the Company’s operations, availability and demand for its products, and future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the impact of the COVID-19 pandemic, including the scope and duration of the outbreak, government actions and restrictive measures implemented in response, availability and demand for the Company’s products, and our ability to implement as planned and realize estimated cost savings from the Operational Excellence Program; the Company’s ability to execute business continuity plans; the impact of share repurchases on our stock price and volatility as well as the effect of short-term price fluctuations on the share repurchase program’s effectiveness; technological advances in the medical field and standards for transfusion medicine and our ability to successfully offer products that incorporate such advances and standards; product quality; market acceptance; regulatory uncertainties, including in the receipt or timing of regulatory approvals; the effect of economic and political conditions; the impact of competitive products and pricing; blood product reimbursement policies and practices; and the effect of industry consolidation as seen in the plasma market. These and other factors are identified and described in more detail in the Company's periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

This press release contains financial measures and guidance which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are also based on certain non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations and provide a baseline for analyzing trends in our underlying businesses. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

When used in this release, organic revenue growth excludes the impact of currency fluctuation, product end-of-life activities, strategic exits of product lines and divestitures. Adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted net income and adjusted earnings per share exclude restructuring and turnaround costs, accelerated device depreciation and related costs, asset impairments, deal amortization expenses, costs related to compliance with the European Union Medical Device Regulation, transaction costs, impacts of U.S. tax reform, certain legal and other expenses, gains and losses on asset dispositions and the tax impact of the excluded items. Free cash flow before restructuring and turnaround is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment and does not include net cash proceeds received upon the sale of the Company’s Braintree corporate headquarters. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to similarly titled measures used by other companies.

A reconciliation of non-GAAP historical financial measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for the Fourth Quarter of FY20 and FY19
(Data in thousands, except per share data)

	3/28/2020	3/30/2019	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$238,492	$249,295	(4.3)%
Gross profit	113,557	111,210	2.1%

R&D	8,974	8,747	2.6%
S,G&A	78,576	78,607	—%
Operating expenses	87,550	87,354	0.2%

Operating income	26,007	23,856	9.0%

Interest and other expense, net	(4,047)	(2,037)	98.7%

Income before taxes	21,960	21,819	0.6%

Tax expense	4,336	984	n/m

Net income	$17,624	$20,835	(15.4)%

Net income per common share assuming dilution	$0.34	$0.40	(15.0)%

Weighted average number of shares:
Basic	50,338	51,010
Diluted	51,275	52,215

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.6%	44.6%	3.0%
R&D	3.8%	3.5%	0.3%
S,G&A	32.9%	31.5%	1.4%
Operating income	10.9%	9.6%	1.3%
Income before taxes	9.2%	8.8%	0.4%
Net income	7.4%	8.4%	(1.0)%

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Income for Year-to-Date FY20 and FY19
(Data in thousands, except per share data)

	3/28/2020	3/30/2019	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$988,479	$967,579	2.2%
Gross profit	484,513	417,536	16.0%

R&D	30,883	35,714	(13.5)%
S,G&A	299,680	298,277	0.5%
Impairment of assets	50,599	—	100.0
Operating expenses	381,162	333,991	14.1%

Operating income	103,351	83,545	23.7%

Interest and other expense, net	(16,199)	(9,912)	63.4%
Income before taxes	87,152	73,633	18.4%

Tax expense	10,626	18,614	(42.9)%

Net income	$76,526	$55,019	39.1%

Net income per common share assuming dilution	$1.48	$1.04	42.3%

Weighted average number of shares:
Basic	50,692	51,533
Diluted	51,815	52,942

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	49.0%	43.2%	5.8%
R&D	3.1%	3.7%	(0.6)%
S,G&A	30.3%	30.8%	(0.5)%
Operating income	10.5%	8.6%	1.9%
Income before taxes	8.8%	7.6%	1.2%
Net income	7.7%	5.7%	2.0%

Revenue Analysis for the Fourth Quarter of FY20 and FY19
(Data in thousands)

	Three Months Ended
	3/28/2020	3/30/2019	Reported growth	Currency impact	End of Life (1)	Plasma Liquid Solutions (2)	Organic Growth (3)
	(unaudited)
Revenues by business unit
Plasma	$111,914	$107,826	3.8%	(0.5)%	—%	(7.4)%	11.7%
Blood Center	76,565	85,789	(10.8)%	(0.8)%	—%	—%	(10.0)%
Hospital (4)	45,772	50,075	(8.6)%	(2.3)%	(6.6)%	—%	0.3%
Net business unit revenues	$234,251	$243,690	(3.9)%	(0.9)%	(1.4)%	(3.0)%	1.4%
Service	4,241	5,605	(24.3)%	0.4%	—%	—%	(24.8)%
Total net revenues	$238,492	$249,295	(4.3)%	(0.8)%	(1.3)%	(2.9)%	0.7%
(1)Excludes fiscal 2019 OrthoPAT revenue due to product end of life.

(2)Reflects adjustment to fiscal 2019 Plasma revenue due to certain strategic exits within our liquid solutions business, including the divestiture of our Union, South Carolina liquid solutions operation, in order to present revenue on a comparable basis with fiscal 2020.

(3)Organic growth, a non-GAAP financial measure, excludes the impact of currency fluctuation and adjusts for the impact of end of life products and certain strategic exits within our plasma liquid solutions business. See notes 1 and 2 above and description of non-GAAP financial measures contained in this release.

(4)Hospital revenue includes Hemostasis Management revenue of $21.8 million and $21.7 million for the three months ended March 28, 2020 and March 30, 2019, respectively. Hemostasis Management revenue increased 0.5% in the fourth quarter of fiscal 2020 as compared with the same period of fiscal 2019. Without the effect of foreign exchange, Hemostasis Management revenue increased 2.8% in the fourth quarter of fiscal 2020 as compared with the same period of fiscal 2019.

Revenue Analysis for Year-to-Date FY20 and FY19
(Data in thousands)

	Year Ended
	3/28/2020	3/30/2019	Reported growth	Currency impact	End of Life (1)	Plasma Liquid Solutions (2)	Organic Growth (3)
	(unaudited)
Revenues by business unit
Plasma	$458,681	$426,650	7.5%	(0.4)%	—%	(5.9)%	13.8%
Blood Center	317,761	329,727	(3.6)%	(0.7)%	—%		(2.9)%
Hospital (4)	193,437	192,270	0.6%	(1.4)%	(5.5)%	—%	7.5%
Net business unit revenues	$969,879	$948,647	2.2%	(0.7)%	(1.1)%	(2.5)%	6.5%
Service	18,600	18,932	(1.8)%	(1.4)%	—%	—%	(0.4)%
Total net revenues	$988,479	$967,579	2.2%	(0.6)%	(1.1)%	(2.4)%	6.3%
(1) Excludes fiscal 2019 OrthoPAT revenue due to product end of life.

(2) Reflects adjustment to fiscal 2019 Plasma revenue due to certain strategic exits within our liquid solutions business, including the divestiture of our Union, South Carolina liquid solutions operation, in order to present revenue on a comparable basis with fiscal 2020. Also includes a reduction to fiscal 2020 Plasma revenue of $1.9 million due to an accelerated charge incurred as a result of this divestiture, the impact of which has been excluded from our fiscal 2020 adjusted results.

(3) Organic growth, a non-GAAP financial measure, excludes the impact of currency fluctuation and adjusts for the impact of end of life products and certain strategic exits within our plasma liquid solutions business. See notes 1 and 2 above and description of non-GAAP financial measures contained in this release.

(4) Hospital revenue includes Hemostasis Management revenue of $95.7 million and $85.7 million for fiscal 2020 and 2019, respectively. Hemostasis Management revenue increased 11.7% in fiscal 2020 as compared with fiscal 2019. Without the effect of foreign exchange, Hemostasis Management revenue increased 13.5% in fiscal 2020 as compared with fiscal 2019.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	3/28/2020	3/30/2019
	(unaudited)
Assets
Cash and cash equivalents	$137,311	$169,351
Accounts receivable, net	165,207	185,027
Inventories, net	270,276	194,337
Other current assets	30,845	27,406
Total current assets	603,639	576,121
Property, plant & equipment, net	253,399	343,979
Intangible assets, net	133,106	127,693
Goodwill	210,652	210,819
Other assets	66,314	16,155
Total assets	$1,267,110	$1,274,767

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$76,980	$27,666
Other current liabilities	207,318	208,093
Total current liabilities	284,298	235,759
Long-term debt	305,513	322,454
Other long-term liabilities	90,190	48,686
Stockholders' equity	587,109	667,868
Total liabilities & stockholders' equity	$1,267,110	$1,274,767

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Year Ended
	3/28/2020	3/30/2019
	(unaudited)
Cash Flows from Operating Activities:
Net income	$76,526	$55,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	110,289	109,418
Gain on sale of assets	(8,083)	—
Share-based compensation expense	20,454	17,188
Impairment of assets	50,599	21,170
Provision for losses on accounts receivable and inventory	(2,531)	6,325
Change in other non-cash operating activities	(4,475)	12,911
Change in accounts receivable, net	18,863	(38,064)
Change in inventories	(84,721)	(39,322)
Change in other working capital	(18,704)	14,636
Net cash provided by operating activities	158,217	159,281
Cash Flows from Investing Activities:
Capital expenditures	(48,758)	(118,961)
Acquisition	(35,000)	—
Proceeds from sale of property, plant and equipment	16,774	2,813
Proceeds from divestiture	9,808	—
Net cash used in investing activities	(57,176)	(116,148)
Cash Flows from Financing Activities:
Borrowings, net of repayments	31,875	95,927
Proceeds from employee stock programs	12,016	13,445
Share repurchases	(175,000)	(160,000)
Other	(99)	—
Net cash used in financing activities	(131,208)	(50,628)
Effect of exchange rates on cash and cash equivalents	(1,873)	(3,323)
Net Change in Cash and Cash Equivalents	(32,040)	(10,818)
Cash and Cash Equivalents at Beginning of the Period	169,351	180,169
Cash and Cash Equivalents at End of Period	$137,311	$169,351

Free Cash Flow Reconciliation:
Cash provided by operating activities	$158,217	$159,281
Capital expenditures, net of proceeds from sale of property, plant and equipment	(31,984)	(116,148)
Free cash flow after restructuring and turnaround costs	$126,233	$43,133
Restructuring and turnaround costs	20,614	34,894
Tax benefit on restructuring and turnaround costs	(7,431)	(7,338)
Free cash flow before restructuring and turnaround costs (1)	$139,416	$70,689
(1) Free cash flow before restructuring & turnaround does not include net cash proceeds of $15.0 million from the sale of the Company’s Braintree corporate headquarters during the fiscal 2020.

Reconciliation of Adjusted Measures for the Fourth Quarter of FY20 and FY19
(Data in thousands except per share data)
	Three Months Ended
	3/28/2020	3/30/2019
	(unaudited)
GAAP gross profit	$113,557	$111,210
PCS2 accelerated depreciation and related costs	4,813	5,923
Restructuring and turnaround costs	1,583	320
Adjusted gross profit	$119,953	$117,453

GAAP operating expenses	$87,550	$87,354
Deal amortization	(8,065)	(6,136)
Restructuring and turnaround costs	(4,713)	(6,082)
PCS2 accelerated depreciation and related costs	(1,009)	—
European Medical Device Regulation costs	(501)	—
Other (1)	(568)	(437)
Adjusted operating expenses	$72,694	$74,699

GAAP operating income	$26,007	$23,856
Deal amortization	8,065	6,136
PCS2 accelerated depreciation and related costs	5,822	5,923
Restructuring and turnaround costs	6,296	6,402
European Medical Device Regulation costs	501	—
Other (1)	568	437
Adjusted operating income	$47,259	$42,754

GAAP net income	$17,624	$20,835
Deal amortization	8,065	6,136
PCS2 accelerated depreciation and related costs	5,822	5,923
Restructuring and turnaround costs	6,296	6,402
Other (1) (2)	1,363	437
European Medical Device Regulation costs	501	—
Tax impact associated with adjustments	(4,258)	(7,756)
Adjusted net income	$35,413	$31,977

GAAP net income per common share	$0.34	$0.40
Adjusted items after tax per common share assuming dilution	0.35	0.21
Adjusted net income per common share assuming dilution	$0.69	$0.61
(1) Includes transaction costs and legal costs related to the resolution of customer damages associated with product recalls. (2) Includes charges associated with foreign tax audits.

Reconciliation of Adjusted Measures for Year-to-Date FY20 and FY19
(Data in thousands except per share data)
	Year Ended
	3/28/2020	3/30/2019
	(unaudited)
GAAP gross profit	$484,513	$417,536
PCS2 accelerated depreciation and related costs	21,129	19,126
Restructuring and turnaround costs	3,309	1,304
Impairment of assets and other related charges (1)	1,882	21,170
Adjusted gross profit	$510,833	$459,136

GAAP operating expenses	$381,162	$333,991
Impairment of assets and other related charges	(49,338)	—
Deal amortization	(25,746)	(24,803)
Restructuring and turnaround costs	(16,569)	(12,356)
PCS2 accelerated depreciation and related costs	(3,401)	—
European Medical Device Regulation costs	(1,506)	—
Other (2)	133	(2,726)
Gain on sale of assets (3)	8,083	—
Adjusted operating expenses	$292,818	$294,106

GAAP operating income	$103,351	$83,545
Impairment of assets and other related charges (1)	51,220	21,170
Deal amortization	25,746	24,803
PCS2 accelerated depreciation and related costs	24,530	19,126
Restructuring and turnaround costs	19,878	13,660
European Medical Device Regulation costs	1,506	—
Other (2)	(133)	2,726
Gain on sale of assets (3)	(8,083)	—
Adjusted operating income	$218,015	$165,030

GAAP net income	$76,526	$55,019
Impairment of assets and other related charges (1)	51,220	21,170
Deal amortization	25,746	24,803
PCS2 accelerated depreciation and related costs	24,530	19,126
Restructuring and turnaround costs	19,878	13,623
European Medical Device Regulation costs	1,506	—
Other (2) (4)	662	2,726
Gain on sale of assets (3)	(8,083)	—
Tax impact associated with adjustments	(20,689)	(9,682)
Adjusted net income	$171,296	$126,785

GAAP net income per common share	$1.48	$1.04
Adjusted items after tax per common share assuming dilution	1.83	1.35
Adjusted net income per common share assuming dilution	$3.31	$2.39
(1) Includes a $1.9 million adjustment to fiscal 2020 Plasma revenue due to an accelerated charge incurred as a result of the divestiture of the Union, South Carolina liquid solutions operation.
(2) Includes transaction costs and costs related to the resolution of customer damages associated with product recalls.
(3) Reflects gain on the sale of the Company's Braintree corporate headquarters.
(4) Includes charges associated with foreign tax audits.